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                                                                    EXHIBIT 99.3


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                              SHAREHOLDER AGREEMENT


















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                                TABLE OF CONTENTS

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
Article I         Definitions.......................................................

Article II        Holders' Preemptive Rights........................................

         2.01     Equity Preemptive Right...........................................
         2.02     Debt Preemptive Rights............................................
         2.03     Notice to Holders.................................................
         2.04     Allocation of Unsubscribed New Securities.........................

Article III       Dilution Fee......................................................

Article IV        Option............................................................

         4.01     Drag Along Rights.................................................
         4.02     Grant of Option...................................................
         4.03     Price.............................................................
         4.04     Exercise of Option................................................
         4.05     Certain Remedies..................................................
         4.06     Option Closing....................................................

Article V         Call Option.......................................................

         5.01     Grant of Option...................................................
         5.02     Call Price........................................................
         5.03     Exercise of Call Option...........................................
         5.04     Call Option Closing...............................................

Article VI        First Refusal and Co-Sale Rights..................................

         6.01     Rights of Co-Sale.................................................
         6.02     Method of Electing Sale; Allocation of Sales......................
         6.03     Sales to Related Parties..........................................

Article VII       Liquidity.........................................................

         7.01     Required Registration.............................................
         7.02     Incidental Registration...........................................
         7.03     Form S-3 Registrations............................................
         7.04     Rule 144 Availability.............................................
         7.05     Registration Procedures...........................................
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

         7.06     Allocation of Expenses............................................
         7.07     Listing on Securities Exchange....................................
         7.08     Holdback Agreements...............................................
         7.09     Rule 144..........................................................
         7.10     Rule 144A.........................................................
         7.11     Limitation on Subsequent Registration Rights......................
         7.12     Exchange Rights...................................................
         7.13     Other Rights......................................................

Article VIII      Directors.........................................................

         8.01     Voting Agreement..................................................
         8.02     Board of Directors................................................

Article IX        Representations and Warranties; Covenants.........................

         9.01     Representations and Warranties and Covenants of the
                  Company and the Shareholder.......................................
         9.02     Representations and Warranties of the Shareholder.................
         9.03     Representation and Warranties of Purchaser........................
         9.04     Covenants of Shareholder..........................................

Article X         Conditions........................................................

         10.01    Note Agreement and Warrant Agreement Conditions...................
         10.02    Proceedings.......................................................

Article XI        Miscellaneous.....................................................

         11.01    Indemnification...................................................
         11.02    Default...........................................................
         11.03    Integration.......................................................
         11.04    Headings..........................................................
         11.05    Severability......................................................
         11.06    Notices...........................................................
         11.07    Successors........................................................
         11.08    Remedies..........................................................
         11.09    Survival..........................................................
         11.10    Fees..............................................................
         11.11    Counterparts......................................................
         11.12    Other Business....................................................
         11.13    Choice of Law.....................................................
         11.14    Nominees for Beneficial Owners....................................
         11.15    Fiduciary Duties..................................................
         11.16    Duties Among Holders..............................................
         11.17    Confidentiality...................................................
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                              SHAREHOLDER AGREEMENT

         SHAREHOLDER AGREEMENT (the "Agreement") made as of March 31, 1999, by and among VALUESTAR CORPORATION, a Colorado corporation (the "Company"),
SEACOAST CAPITAL PARTNERS LIMITED PARTNERSHIP, a Delaware Limited Partnership
("Seacoast"), PACIFIC MEZZANINE FUND, L.P. a California limited partnership
("Pacific") and TANGENT GROWTH FUND, L.P., a California limited partnership
("Tangent") (individually and collectively, "Purchaser"), and Jim Stein
("Stein"), James A. Barnes ("Barnes"), and Jerry E. Polis ("Polis")
(individually and collectively, the "Shareholder").

                              W I T N E S S E T H:

         WHEREAS, ValueStar, Inc., a wholly owned subsidiary of the Company (the
"Borrower"),and the Purchaser have entered into a Note Purchase Agreement (the
"Note Agreement") dated of even date with this Agreement pursuant to which the Company has issued 8% Senior Notes in the stated principal amount of $2,450,000 to Purchaser (the "Note");

         WHEREAS, the Company, the Shareholder and Purchaser have entered into a Warrant Purchase Agreement (the "Warrant Agreement") dated of even date with this Agreement;

         WHEREAS, Purchaser is willing to enter into and consummate the transactions contemplated by the Note Agreement only if, among other things, the Company and the Shareholder enter into, and perform under, this Agreement and the Warrant Agreement.

         NOW, THEREFORE, in consideration of the foregoing, the mutual covenants contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Purchaser, the Shareholder, and the Company, intending to be legally bound, agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

         All terms used in this Agreement will have the meanings ascribed to them in the Warrant Agreement unless otherwise specifically defined in this Agreement.

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                                   ARTICLE II
                           HOLDERS' PREEMPTIVE RIGHTS

         2.01 Equity Preemptive Right. The Company will not issue or sell any New Securities without first complying with this Article II. The Company hereby grants to each Holder the preemptive right to purchase, pro rata, any part of the New Securities that the Company may, from time to time, propose to sell or issue. In the event New Securities are offered or sold as part of a unit with other New Securities, the preemptive right granted by this Article II will apply to such units and not to the individual New Securities composing such units.
Each Holder's pro rata share for purposes of Article II is the ratio that the number of shares of Common Stock issuable to such Holder upon exercise of its Warrant plus the number of shares of Common Stock that are Issued Warrant Shares owned by such Holder immediately prior to the issuance of the New Securities, bears to the sum of (x) the total number of shares of Common Stock then outstanding, plus (y) the number of shares of Common Stock issuable upon exercise of all Warrants and Common Stock Equivalents then outstanding. Any payment due from Holder in connection with the exercise of the preemptive right granted pursuant to this Section 2.01 may be satisfied, at the option of the Holder, by (i) cancellation of any debt and/or accrued interest owed by the Company to the Holder or (ii) cancellation of Warrant Shares, valued at Fair
Market Value.

         2.02 Debt Preemptive Right. The Company will not incur any additional debt other than the debt due under the Note or any Permitted Indebtedness, (as defined in the Note Agreement) without first complying with this Article II and
Section 12.15 of the Note Agreement.

         2.03 Notice to Holders.

                  (a) In the event the Company proposes to issue or sell New
         Securities, it will give each Holder written notice of its intention, describing the type of New Securities and the price and terms upon which the Company proposes to issue or sell the New Securities. Each
         Holder will have fifteen (15) days from the date of receipt of any such notice and such information as the Holders may reasonably request to facilitate their investment decision to agree to purchase up to its respective pro rata share of the New Securities for the price (valued at Fair Market Value for any noncash consideration) and upon the terms specified in the notice by giving written notice to the Company stating the quantity of New Securities agreed to be purchased.

                  (b) In the event the Company proposes to incur additional debt to which Section 2.02 above would apply, (the "New Financing"), the Company shall first offer to each Holder, on a pari passu and pro rata basis, based upon the principal amount of the Senior Obligations outstanding to each Holder (except that if the Senior Obligations have been paid in full, based upon the amount of Capital Stock owned by each Holder), the right to provide all or any part of the New Financing proposed to be incurred, on the most favorable terms for lender(s) to be providing such New Financing. Such offer shall describe the New
         Financing

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         in reasonable detail. Thereafter, each Holder shall have fifteen (15)
         days in which to accept the Company's offer and closing of the transaction shall take place within sixty (60) days of acceptance. If any Holder does not accept the offer or accepts only a part of it, such
         Holder shall notify the Company and the other Holders, and the other
         Holders shall thereupon have the right, within an additional ten (10)
         day period, to agree to provide on a pro rata basis the New Financing not so provided by the non-accepting Holder, and closing of such transaction shall take place within sixty (60) days of acceptance. If no Holder accepts the offer, or if each Holder elects to provide only a part of the New Financing offered, then the Company may then offer to third parties such New Financing, or a portion thereof not provided by any Holder, on terms and conditions no more favorable to the lenders thereof than those provided by, or offered to, the Holders, provided that any such funding occurs within one hundred eighty (180) days of the Holders' non-acceptance or partial acceptance of the Company's original offer. Any New Financing thereafter must first be reoffered to each Holder under the terms of this Section 2.03(b).


         2.04 Allocation of Unsubscribed New Securities. In the event a Holder fails to exercise such equity preemptive right within such fifteen (15) day period, the other Holders, if any, will have an additional five (5) day period to purchase such Holder's portion not so agreed to be purchased in the same proportion in which such other Holders were entitled to purchase the New
Securities (excluding for such purposes such nonpurchasing Holder). Thereafter, the Company will have ninety (90) days to sell the New Securities not elected to be purchased by the Holders at the same price and upon the same terms specified in the Company's notice described in Section 2.03(a). In the event the Company has not sold the New Securities within such ninety (90) day period, the Company will not thereafter issue or sell any New Securities without first offering such securities in the manner provided above.

         2.05 Termination of Preemptive Rights. The rights granted pursuant to this Article II shall terminate upon the earlier to occur of (i) a Qualified
Liquidation Event, (ii) a Qualified Liquidity Milestone or (iii) the repayment of any and all Senior Obligations (as defined in the Note Agreement) owed to such Purchaser and the sale in excess of 80% of such Purchaser's Warrant Shares.

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                                   ARTICLE III
                                  DILUTION FEE

         In the event that, during the term of the Warrants, the Company pays any cash dividend or makes any cash distribution to any holder of any class of its Capital Stock with respect to such Capital Stock, each Holder of the Warrants will be entitled to receive in respect of its Warrant a dilution fee in cash (the "Dilution Fee") on the date of payment of such dividend or distribution, which Dilution Fee will be equal to the difference between (a) the highest amount per share paid to any class of Capital Stock times the number of Issued Warrant Shares then owned by such Holder plus the number of Issuable
Warrant Shares then owned by such Holder, and (b) the amount of such dividend or distribution otherwise paid to such Holder as a result of its ownership of Common Stock.

                                   ARTICLE IV
      DRAG ALONG RIGHTS AND CALL OPTION UPON EXERCISE OF DRAG ALONG RIGHTS

         4.01 Drag Along Rights.

         (a) In the event that at any time or times after the earlier to occur of (i) the fifth (5th) anniversary of the date of this Agreement, or (ii) at any time or times after the occurrence of any of the events listed in any of clauses
(i), (ii), (iii) or (iv), below but in any event prior to the earlier of (w) the closing of a Qualified Liquidation Event, (x) the Company achieving a Qualified
Liquidity Milestone, (y) the repayment of any and all Senior Obligations owed to such Purchaser and the sale in excess of 80% of such Purchaser's Warrant Shares or (z) the tenth (10th) anniversary of the date of this Agreement (the
"Drag-Along Option Period"), Purchaser shall have the right to cause the Shareholder to participate in a sale or transfer, with respect to all of the Capital Stock of the Company held by Shareholder and the Shareholder shall use its best efforts to participate in a sale or transfer of all or substantially all of the assets or stock of the Borrower, on the terms set forth in this
Section 4.01:

                  (i) a change in control of the Company (for purposes of this subsection a "change of control" will include, without limitation, the Shareholder ceasing to own, directly, a number of shares of issued and outstanding voting stock of the Company which is equal to at least 20% of the fully diluted equity of the Company) or the Company ceasing to own 100% of the Borrower; or

                  (ii) completion of a Public Offering by the Company or any of its Subsidiaries; or

                  (iii) James Stein ("Key Manager") ceasing to be president or chief executive officer of the Company and a replacement satisfactory to each Holder is not found within ninety (90) days of his departure;
         or

                  (iv) after the occurrence and during the continuance of an Event of Default (as

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         defined in the Note Agreement) pursuant to Sections 8.1(a), (b), (f) or
         (h) of the Note Agreement or any failure of the Company in any material respect to perform any of its obligations hereunder or under the
         Warrant Agreement.

         (b) In order to exercise the right granted pursuant to Section 4.01(a), the Holder will deliver or cause to be delivered a written notice to the Company and each Shareholder (the "Notice of Proposed Drag-Along Sale") of the Holder's intention to seek one or more buyers for the Company, its Subsidiaries or all or substantially all of their assets (the "Proposed Sale"). Upon receipt of the Notice of Proposed Drag-Along Sale, the Company shall have thirty (30) days to retain an investment banking firm of national standing reasonably acceptable to the Holder to assist the Company in consummating the Proposed Sale. In the event that the Company does not retain an investment banking firm of national standing reasonably acceptable to the Holder within such thirty (30) day period or the Company does not consummate a Proposed Sale within one hundred eighty (180) days after retaining such investment banking firm, then Holder may, at the Company's expense, in Holder's sole discretion take all actions that it deems necessary and appropriate to consummate the Proposed Sale. Upon receipt of an offer for the Proposed Sale acceptable to the Holder, the Company and the Shareholder shall use their best efforts to take all actions to complete the Proposed Sale in a timely manner and shall fully cooperate with the Holder to consummate the Proposed Sale on the terms accepted by Holder, subject to and contingent upon compliance with applicable state corporate and federal securities laws.

         (c) Subject to the fiduciary obligations of each Board member of the Company and Borrower, the Company represents and warrants to Holder that the provisions of this Section 4.01 are valid and enforceable and do not, and will not, result in the breach of any obligations or duties of the Company or the Shareholder. In addition, the Company agrees and acknowledges that the Holder would not purchase the Senior Notes without being provided the benefits of the provisions of this Section 4.01.

         4.02 Grant of Call Option Upon Exercise of Drag-Along Rights. Upon receipt of a Notice of Proposed Drag-Along Sale, the Holder hereby grants to the Company the right to purchase from the Holders (the "Drag-Along Call Option") all, but not less than all, of the Warrant Shares and any other Capital Stock purchased in connection with the exercise of its rights granted pursuant to this Agreement (the "Drag-Along Call Option Shares"). The Company may assign the rights granted pursuant to this Section 4.02 to the Shareholders. The Drag-Along
Call Option may be exercised at any time after receipt by the Company of a Notice of Proposed Drag Along Sale and prior to the earlier of (x) the execution by the Company of a binding agreement for a Proposed Sale, or (y) the expiration of ninety (90) days following the receipt by the Company of a Notice of Proposed
Drag Along Sale (the "Drag-Along Call Option Period").

         4.03 Drag-Along Call Option Price. In the event that the Company exercises the Drag-Along Call Option, the price (the "Drag-Along Call Option
Price") to be paid to each Holder pursuant to this Agreement will be cash
(denominated in U.S. Dollars) in an amount equal to the sum of (i) the

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amount determined by multiplying (a) the higher of (I) the Fair Market Value or
(II) the Revenue Value as of the end of the month immediately preceding the date notice is given of the exercise of the Drag-Along Call Option pursuant to
Section 4.02 (less the Exercise Price of the Warrants, to the extent not already taken into account in calculating Fair Market Value or Revenue Value) times (b) the number of Drag-Along Call Option Shares owned by each Holder.

         4.04 Exercise of Drag-Along Call Option. The Drag-Along Call Option may be exercised during the Drag Along Call Option Period with respect to all, but not less than all, of the Drag-Along Call Option Shares, by the Company giving notice to each Holder during the Drag-Along Call Option Period of the Company's election to exercise the Drag-Along Call Option, and the date of the Drag-Along
Call Option Closing (as defined below), which will not be more than ninety (90) days after the date of such notice.

         4.05 Certain Remedies. In the event that the Company defaults in its obligation to purchase the Drag-Along Call Option Shares upon exercise of the Drag-Along Call Option, in addition to any other rights or remedies of each Holder, the unpaid portion of the Drag-Along Call Option Price will bear interest at the lesser of (i) sixteen percent (16%) or (ii) the highest rate permitted by applicable law. The Company will, upon the request of any Holder, execute and deliver to such Holder a promissory note upon terms similar to the Senior Note (as defined in the Note Agreement) in form and substance satisfactory to such Holder evidencing such obligation.

         4.06 Drag-Along Call Option Closing. The closing for the purchase and sale of all of the Drag-Along Call Option Shares will take place at the office of the Company on the date specified in such notice of exercise (a "Drag-Along
Call Option Closing"). At any Drag Along Call Option Closing, to the extent applicable, the Holder of the Drag-Along Call Option Shares will deliver the certificate or certificates evidencing the Drag-Along Call Option Shares being purchased, duly endorsed in blank. In consideration therefor, the Company will deliver to the Holder the Drag-Along Call Option Price, which will be payable in cash.

                                    ARTICLE V
                        CALL OPTION FOR CLASS C WARRANTS

         5.01 Grant of Option. The Holders hereby severally grant to the Company an option to require all Holders to sell to the Company, and each Holder is obligated to sell to the Company under this option (the "Call Option"), all, but not less than all, of the C Warrants and the Warrant Shares issued upon any previous exercise of the C Warrants. The Company may assign its rights granted pursuant to this Section 5.01 to the Shareholder. The Call Option will be effective at any time prior to the fifth (5th) anniversary of the Closing Date
(the "Call Option Period"). The provisions of this Article V will only be applicable if the Company or its Affiliates or Subsidiaries are not in default under this Agreement, the Shareholder Agreement, the Note Agreement or any Other
Agreement, as defined in the Note Agreement.

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         5.02 Call Price. In the event that the Company exercises the Call
Option, the exercise price to be paid in cash to each Holder will be equal to
$6.00 per share (such price to be adjusted for any stock split, stock dividend, reverse stock split or other subdivision of the Common Stock) less any applicable Exercise Price. The Call Option may only be exercised with respect to all C Warrants and all Warrant Shares issued upon any previous exercise of the C
Warrants.

         5.03 Exercise of Call Option. The Call Option may be exercised during the Call Option Period with respect to all of the C Warrants and the Warrant
Shares issued upon any previous exercise of C Warrants of all Holders, by the Company giving notice to each Holder during the Call Option Period of the election of the Company to exercise the Call Option, and the date of the Call
Option Closing (as defined below), which in all events will be within at least sixty (60) days after the date of such notice. In the event that a Drag-Along
Call Option with respect to any of the C Warrants or the Warrant Shares issued upon any previous exercise of C Warrants is exercised within the Call Option
Period and the Drag-Along Call Option has not been consummated with respect to such C Warrants or Warrant Shares, the Company may exercise the Call Option and the terms of this Article V will be applicable rather than the terms of Article
IV above with respect to all of the C Warrants and the Warrant Shares issued upon any previous exercise of C Warrants.

         5.04 Call Option Closing. The closing for the purchase and sale of all of the C Warrants and Warrant Shares issued upon any previous exercise of the C
Warrants will take place at the office of the Company, on the date specified in such notice of exercise (the "Call Option Closing"). At the Call Option Closing, the Holders of the C Warrants will deliver the C Warrants and the certificate or certificates representing the Warrant Shares issued upon any previous exercise of C Warrants, duly endorsed in blank. In consideration therefor, the Company will deliver to each Holder the purchase price, which will be payable in immediately available funds.

                                   ARTICLE VI
                        FIRST REFUSAL; AND CO-SALE RIGHTS

         6.01 Rights of Co-Sale.

                  (a) In the event that any Shareholder intends to sell or transfer, directly or indirectly, any shares of any class of Capital
         Stock held by it to any Person, each Holder will have the right to participate in such sale or transfer on the terms set forth in this
         Article VI; provided, however, none of the provisions of this Article
         VI will apply to any sale by the Shareholder of shares of Capital Stock in a Public Offering, so long as all Holders have had an opportunity to participate in such offering pursuant to the registration rights under this Agreement. The rights granted under this Section 6.01 shall expire with respect to each Purchaser individually upon (i) the repayment of the Senior Obligations owed to such Purchaser and the sale of in excess of 80% of such Purchaser's Warrant Shares, (ii) the occurrence of a Qualified Liquidation Event or (iii) the occurrence of a Qualified
         Liquidity Milestone.

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                  (b) Notwithstanding Section 6.01(a) or Section 6.02, Stein may
         sell up to an aggregate amount of 10% (calculated as of the date hereof) of his equity interest in the Company including stock, options and/or warrants (the "Stein Equity Interest") without invoking the
         Holders' rights pursuant to Section 6.01(a) or Section 6.02 as long as
         (i) no sales are made in calendar year 1999 and (ii) no more than 2.5%
         of Stein Equity Interest is sold in any single subsequent year. Any sales which would result in an excess of 10% of the Stein Equity
         Interest in the Company being sold will require Purchaser's consent and be subject to Section 6.01(a) above.

                  (c) Notwithstanding Section 6.01(a) or Section 6.02, Barnes may sell up to an aggregate amount of 16% (calculated as of the date hereof) of his equity interests in the Company including stock, options and/or warrants (the "Barnes Equity Interest") without invoking the Holders' rights pursuant to Section 6.01(a) or Section 6.02 as long as
         (i) no sales are made in calendar year 1999 and (ii) no more than 4% of his equity interest is sold in any single subsequent year. Any sales which would result in an excess of 16% of the Barnes Equity Interest in the Company being sold will require Purchaser's consent and be subject to Section 6.01(a) above.

                  (d) Notwithstanding Section 6.01(a) or Section 6.02, Polis may sell up to an aggregate amount of 16% (calculated as of the date hereof) of his equity interests in the Company including stock, options and/or warrants (the "Polis Equity Interest") without invoking the Holders' rights pursuant to Section 6.01(a) or Section 6.02 as long as
         (i) no sales are made in calendar year 1999 and (ii) no more than 4% of his equity interest is sold in any single subsequent year. Any sales which would result in an excess of 16% of the Polis Equity Interest in the Company being sold will require Purchaser's consent and be subject to Section 6.01(a) above.

                  (e) Notwithstanding Section 6.01(a) or Section 6.02, in addition to any shares excluded by subsections 6.01(b),(c) and (d),
         Section 6.01(a) and Section 6.02 shall not apply to any shares of stock sold by Stein, Barnes or Polis where and to the extent the proceeds of such sale are used to either (i) pay taxes on any income resulting from the exercise of options or warrants of the Company held by such individual from such individual's sale of shares to pay such taxes or
         (ii) exercise options or warrants of the Company held by such individual (collectively, Sections 6.01(b)-(e), the "Released Shares").

         6.02 Method of Electing Sale; Allocation of Sales. Except for the
Released Shares or as otherwise provided in Section 6.01, no sale or transfer by any Shareholder of any shares of Capital Stock will be valid unless the transferee of such Capital Stock first agrees in writing to be bound by the same terms and conditions that apply to the Shareholder under this Agreement and the Warrant Agreement. In addition, before any shares of Capital Stock held, directly or indirectly, by any Shareholder may be sold or transferred to any Person, such Shareholder (as such, the "Selling Shareholder") will comply with the following provisions:

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                  (a) The Selling Shareholder will deliver or cause to be
         delivered a written notice (the "Notice of Sale") to each Holder at least twenty (20) days prior to making any such sale or transfer. The
         Company agrees to provide the Selling Shareholder with a list of the names and addresses of each such Holder for such purpose. The Notice of
         Sale will include (i) a statement of the Selling Shareholder's bona fide intention to sell or transfer; (ii) the name of and the address of the prospective transferee (the "Buyer"); (iii) the number of shares of
         Capital Stock of the Company to be sold or transferred; (iv) the terms and conditions of the contemplated sale or transfer; (v) the purchase price in cash that the Buyer will pay for such shares of Capital Stock;
         (vi) the expected closing date of the transaction; and (vii) such other information as the Holders may reasonably request to facilitate their decision as to whether or not to exercise the rights granted by this
         Article VI.

                  (b) Any Holder receiving the Notice of Sale may elect to participate in the contemplated sale or transfer by exercising either
         (i) its right of first refusal to purchase such Capital Stock pursuant to Section 6.02(c) or (ii) its right to co-sell its Capital Stock pursuant to Section 6.02(d). Either of such rights may be exercised in the sole discretion of the Holder by delivering a written notice (an
         "Election Notice") to the Company and the Selling Shareholder within ten (10) days after receipt of such Notice of Sale stating the election of the Holder to exercise either its right of first refusal pursuant to
         Section 6.02(c) or its right of co-sale pursuant to Section 6.02(d).

                  (c) Each Holder may elect to treat the Notice of Sale as an irrevocable offer to sell to the Holder up to its pro rata share
         (determined in a manner consistent with Article II, and including the pro rata share of Capital Stock not purchased by other Holders) of the number of shares of Capital Stock proposed to be sold to the Buyer on the same per share terms and conditions as stated in the Notice of Sale. Such offer will remain open for a period of twenty (20) days from delivery to the Shareholder of the Election Notice. Within such twenty
         (20) day period, the Holder may elect to accept such offer in whole or in part by delivering to the Selling Shareholder written notice of its irrevocable election to accept such offer. If the Holder irrevocably accepts such offer, the closing of the purchase and sale will occur on or before the tenth (10th) business day following delivery of the notice of acceptance. At such closing, the Holder will deliver the consideration payable to the order of the Selling Shareholder, against delivery by the Selling Shareholder of the Capital Stock being so purchased, free and clear of all liens, claims, and encumbrances, other than this Agreement, endorsed in good form for transfer to the Holder or its designees. If a Holder does not accept such offer within the twenty (20) day period specified above, the offer to such Holder will be deemed to have been rejected, and the Selling Shareholder, subject to Section 6.02(d), will be free to sell or transfer such Capital Stock not purchased by the Holders to the Buyer on the same terms set forth in the Notice of Sale within ninety (90) days of the expiration of such twenty (20) day period. If the sale to the Buyer is not so consummated, the terms of this Article VI will again be applicable to any sale or transfer of Capital Stock by the Shareholder.

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

                  (d) Each Holder may elect to sell or transfer in the contemplated transaction up to the total of the number of shares of Capital Stock then held by it (including the Issuable Warrant Shares).
         Promptly after the receipt of an Election Notice exercising such right, the Selling Shareholder will use its best efforts to cause the Buyer to amend its offer so as to provide for such Buyer's purchase, upon the same terms and conditions as those contained in the Notice of Sale, of all of the shares of Capital Stock (including the Issuable Warrant
         Shares) elected to be sold in such Election Notices (the "Co-Sell
         Shares"). In the event that the Buyer is unwilling to amend its offer to purchase all of the Co-Sell Shares in addition to the shares of Capital Stock described in the related Notice of Sale, if the Selling
         Shareholder desires to proceed with the sale, the total number of shares that such Buyer is willing to purchase will be allocated to the Selling Shareholder and each Holder having given an Election Notice exercising its right pursuant to this Section 6.02(d) (the
         "Co-Sellers") in proportion to the aggregate number of shares of Capital Stock (including Issuable Warrant Shares) held by each such
         Person; provided, however, that no such Person will be so allocated a number of shares greater than the number of shares that it has sought to sell to such Buyer in the related Notice of Sale or Election Notice.
         All Capital Stock sold or transferred by the Selling Shareholder and the Co-Sellers with respect to a single Notice of Sale under Section
         6.02(b) will be sold or transferred to the Buyer in a single closing on the terms described in such Notice of Sale, and each such share will receive the same per share consideration. In the event that the Buyer for whatever reason, declines to purchase any shares from any Holder delivering an Election Notice, then (x) the Selling Shareholder will not be permitted to sell or transfer any shares of Capital Stock to such Buyer and (y) the shares of Capital Stock of the Selling
         Shareholder that were to have been sold or transferred to the Buyer will be subject to the Holders' right of first refusal pursuant to
         Section 6.02(c) for a period of twenty (20) days thereafter on the terms and conditions that the Buyer would have purchased such shares of Capital Stock from the Selling Shareholder had it not declined to purchase shares from the Co-Seller under this Section 6.02(d).

         6.03 Sales to Related Parties. No sale or transfer of shares of Capital
Stock by the Shareholder to a Related Party will be subject to the provisions of
Section 6.02; provided, however, that such Related Party first agrees to assume the obligations of the Shareholder (without relieving the Shareholder of any obligations under this Agreement) under this Agreement with respect to the shares of Capital Stock thereby acquired by it and to be bound by the same terms and conditions that apply to the Shareholder under this Agreement and the Warrant Agreement in a written instrument in a form and substance satisfactory to the Holders.

         6.04 Termination of First Refusal and Co-Sale Rights. The rights granted pursuant to this Article VI shall terminate upon the earlier to occur of
(i) a Qualified Liquidation Event, (ii) a Qualified Liquidity Milestone or (iii) the repayment of any and all Senior Obligations owed to such Purchaser and the sale in excess of 80% of such Purchaser's Warrant Shares.

                                       10


                                   ARTICLE VII
                                    LIQUIDITY

         7.01 Required Registration. At any time, the Holders may, upon not more than two (2) occasions and not more often than once during any 180-day period, make a written request to the Company requesting that the Company effect the registration of Registrable Securities so long as such request is for an aggregate offering price of not less than Five Million Dollars ($5,000,000). After receipt of such a request, the Company will, as soon as practicable, notify all Holders of such request and use its best efforts to effect the registration of all Registrable Securities that the Company has been so requested to register by any Holder for sale, all to the extent required to permit the disposition (in accordance with the intended method or methods thereof) of the Registrable Securities so registered.

         Notwithstanding the foregoing, if the managing underwriter or underwriters, if any, of such offering deliver a written opinion to each Holder of such Registrable Securities that the success of the offering would be materially and adversely affected by the inclusion of any securities requested to be included in such offering, then the amount of securities to be offered for the accounts of any Persons, other than the Holders, will be reduced pro rata (according to the securities proposed for registration by any Persons other than the Holders) to the extent necessary to reduce the total amount of securities to be included in such offering to the amount recommended by such managing underwriter or underwriters.

         7.02 Incidental Registration. If the Company at any time proposes to file on its behalf or on behalf of any of its security holders a registration statement under the Securities Act on any form (other than a registration statement on Form S-4 or S-8 or any successor form unless such forms are being used in lieu of or as the functional equivalent of, registration rights) for any class that is the same or similar to Registrable Securities, it will give written notice setting forth the terms of the proposed offering and such other information as the Holders may reasonably request to all holders of Registrable Securities at least twenty (20) days before the initial filing with the Commission of such registration statement, and offer to include in such filing such Registrable Securities as any Holder may request. Each Holder of any such Registrable Securities desiring to have Registrable Securities registered under this Section 7.02 will advise the Company in writing within ten (10) days after the date of receipt of such notice from the Company, setting forth the amount of such Registrable Securities for which registration is requested. The Company will thereupon include in such filing the number of Registrable Securities for which registration is so requested, and will use its best efforts to effect registration under the Securities Act of such Registrable Securities.

         Notwithstanding the foregoing, if the managing underwriter or underwriters, if any, of such offering deliver a written opinion to each Holder of such Registrable Securities that the success of the offering would be materially and adversely affected by the inclusion of the Registrable Securities requested to be included, then the amount of securities to be offered for the accounts of Holders will be reduced pro rata (according to the Registrable Securities proposed for registration) to the extent necessary to reduce the total amount of securities to be included in such offering to the amount recommended by such managing underwriter or underwriters; provided, however, that if securities are being offered for the account of other persons as well as the Company, then with respect to the Registrable Securities intended to be offered to Holders, the proportion by which the amount of such class of securities intended to be offered by Holders is reduced will not exceed the proportion by which the amount of such class of securities intended to be offered by such other Persons (other than the Company) is reduced.

         7.03 Form S-3 Registrations. In addition to the registration rights provided in Sections 7.01 and 7.02 above, if at any time the Company is eligible to use Form S-3 (or any successor form) for registration of secondary sales of Registrable Securities, any Holder of Registrable Securities may request in writing that the Company register shares of Registrable Securities on such form so long as such request is for an aggregate offering price of at least One Million Dollars ($1,000,000). Upon receipt of such request, the Company will promptly notify all holders of Registrable Securities in writing of the receipt of such request and each such Holder may elect (by written notice sent to the Company within fifteen (15) days of receipt of the Company's notice) to have its Registrable Securities included in such registration pursuant to this Section
7.03. Thereupon, the Company will, as soon as practicable, use its best efforts to effect the registration on Form S-3 of all Registrable Securities that the Company has so been requested to register by such Holder for sale. The Company will use its best efforts to qualify and maintain its qualification for eligibility to use Form S-3 for such purposes.

         7.04 Rule 144 Availability. Notwithstanding the foregoing, the Company will not be obligated to register any Registrable Securities as to which counsel reasonably acceptable to the Holders renders an opinion in form and substance satisfactory to the Holders to the effect that such Registrable Securities are freely saleable without limitation as to volume under Rule 144 under the Securities Act.

         7.05 Registration Procedures. In connection with any registration of Registrable Securities under this Article VII, the Company will, as soon as practicable:

                  (a) prepare and file with the Commission a registration statement with respect to such Registrable Securities and use its best efforts to cause such registration statement to become and remain effective until the earlier of such time as all Registrable Securities subject to such registration statement have been disposed of or the expiration of one hundred eighty (180) days;

                  (b) prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective and to comply with the provisions of the Securities Act with respect to the sale or other disposition of all Registrable Securities covered by such registration statement until the earlier of such time as all of such Registrable

         Securities have been disposed of or the expiration of one hundred eighty (180) days;

                  (c) furnish to each Holder such number of copies of the registration statement and prospectus (including, without limitation, a preliminary prospectus) in conformity with the requirements of the Securities Act (in each case including all exhibits) and each amendment or supplement thereto, together with such other documents as any Holder may reasonably request;

                  (d) use its best efforts to register or qualify the Registrable Securities covered by such registration statement under such other securities or blue sky laws of such jurisdictions within the United States and Puerto Rico as each Holder reasonably requests, and do such other acts and things as may be reasonably required of it to enable such holder to consummate the disposition in such jurisdiction of the securities covered by such registration statement, except any particular jurisdiction in which the Company would be required to execute a general consent to service of process in effecting such registration, qualification or compliance unless the Company is already subject to service in such jurisdiction;

                  (e) otherwise use its best efforts to comply with all applicable rules and regulations of the Commission, and make available to its securities holders, as soon as practicable, an earnings statement covering the period of at least twelve months beginning with the first month after the effective date of such registration statement, which earnings statement will satisfy the provisions of
         Section 11(a) of the Securities Act;

                  (f) provide and cause to be maintained a transfer agent and registrar for Registrable Securities covered by such registration statement from and after a date not later than the effective date of such registration statement;

                  (g) if requested by the underwriters for any underwritten offering or Registrable Securities on behalf of a Holder of Registrable Securities pursuant to a registration requested under Section 7.01, the Company will enter into an underwriting agreement with such underwriters for such offering, such agreement to contain such representations and warranties by the Company and such other terms and provisions as are customarily contained in underwriting agreements with respect to secondary distributions, including, without limitation, provisions with respect to indemnities and contribution as are reasonably satisfactory to such underwriters and the Holders; the Holders on whose behalf Registrable Securities are to be distributed by such underwriters will be parties to any such underwriting agreement and the representations and warranties by, and the other agreements on the part of, the Company to and for the benefit of such underwriters, will also be made to and for the benefit of such Holders of Registrable Securities; and no Holder of Registrable Securities will be required by the Company to make any representations or warranties to or agreements with the Company or the underwriters other than reasonable and customary representations, warranties, or agreements regarding such Holder, such Holder's Registrable Securities, such

         Holder's intended method or methods of disposition, and any other representation required by law;

                  (h) furnish, at the written request of any Holder, on the date that such Registrable Securities are delivered to the underwriters for sale pursuant to such registration, or, if such Registrable Securities are not being sold through underwriters, on the date that the registration statement with respect to such Registrable Securities becomes effective, (i) an opinion in form and substance reasonably satisfactory to such Holders, and addressing matters customarily addressed in underwritten public offerings, of the counsel representing the Company for the purposes of such registration (who will not be an employee of the Company and who will be satisfactory to such Holders), addressed to the underwriters, if any, and to the selling Holders; and
         (ii) a letter (the "comfort letter") in form and substance reasonably satisfactory to such Holders, from the independent certified public accountants of the Company, addressed to the underwriters, if any, and to the selling Holders making such request (and, if such accountants refuse to deliver the comfort letter to such Holders, then the comfort letter will be addressed to the Company and accompanied by a letter from such accountants addressed to such Holders stating that they may rely on the comfort letter addressed to the Company); and

                  (i) during the period when the registration statement is required to be effective, notify each selling Holder of the happening of any event as a result of which the prospectus included in the registration statement contains an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and prepare a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

         It will be a condition precedent to the obligation of the Company to take any action pursuant to this Article VII in respect of the Registrable Securities that are to be registered at the request of any Holder of Registrable Securities that such Holder furnish to the Company such information regarding the Registrable Securities held by such Holder and the intended method of disposition thereof as is legally required in connection with the action taken by the Company. The managing underwriter or underwriters, if any, for any offering of Registrable Securities to be registered pursuant to Section 7.01 or
7.03 will be selected by the Holders of a majority of the Registrable Securities being so registered.

         7.06 Allocation of Expenses. Except as provided in the following sentence, the Company will bear all expenses arising or incurred in connection with any of the transactions contemplated by this Article VII, including, without limitation, (a) all expenses incident to filing with the National Association of Securities Dealers, Inc.; (b) registration fees; (c) printing expenses; (d) accounting and legal fees and expenses; (e) expenses of any special audits or comfort letters incident to or required by any such registration or qualification; and (f) expenses of complying with the securities or blue sky laws of any jurisdictions in connection with such registration or qualification. Each Holder will severally bear the expense of its underwriting fees, discounts, or commissions relating to its sale of Registrable Securities.

         7.07 Listing on Securities Exchange. If the Company lists any shares of Capital Stock on any securities exchange or on the National Association of Securities Dealers, Inc. Automated Quotation System or similar system, it will, at its expense, list thereon, maintain and, when necessary, increase such listing of, all Registrable Securities.

         7.08 Holdback Agreements.

                  (a) If any registration pursuant to Section 7.02 is in connection with an underwritten public offering, each Holder of Registrable Securities agrees, if so required by the managing underwriter, not to effect any public sale or distribution of Registrable Securities (other than as part of such underwritten public offering) during the period beginning seven (7) days prior to the effective date of such registration statement and ending on the one hundred eightieth (180th) day after the effective date of such registration statement; provided, however, that the Shareholder and each Person that is an officer, director, or beneficial owner of five percent (5%) or more of the outstanding shares of any class of Capital Stock enters into such an agreement.

                  (b) The Company and the Shareholder agree not to effect any public sale or distribution during the period seven (7) days (or such longer period as may be prescribed by Regulation M) prior to the effective date of the registration statement employed in any underwritten public offering and ending on the one hundred eightieth (180th) day after any such registration statement contemplated by Sections 7.01 or 7.03 has become effective, except as part of such underwritten public offering pursuant to such registration statement and except pursuant to securities registered on Forms S-4 or S-8 of the Commission or any successor forms, and the Company agrees to use its best efforts to cause each holder of its equity securities or any securities convertible into or exchangeable or exercisable for any of such securities, in each case purchased from the Company at any time after the date of this Agreement (other than in a public offering), to agree not to effect any such public sale or distribution of such securities during such period.

         7.09 Rule 144. At all times following completion by the Company of a Public Offering, the Company will take such action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell shares of Registrable Securities without registration pursuant to and in accordance with (a) Rule 144 under the Securities Act, as such Rule may be amended from time to time, or (b) any similar rule or regulation adopted by the Commission. Upon the request of any Holder of Registrable Securities, the Company will deliver to such Holder a written statement as to whether it has complied with such requirements.

         7.10 Rule 144A. The Company agrees that, upon the request of any Holder or any prospective purchaser of a Warrant or Warrant Shares designated by a Holder, the Company will promptly provide (but in any case within fifteen (15) days of a request) to such Holder or potential purchaser, the following information:

                  (a) a brief statement of the nature of the business of the Company and any Subsidiaries and the products and services they offer;

                  (b) the most recent consolidated balance sheets and profit and losses and retained earnings statements, and similar financial statements of the Company for such part of the two preceding fiscal years prior to such request as the Company has been in operation (such financial information will be audited, to the extent reasonably available); and

                  (c) such other publicly available information about the Company, any Subsidiaries, and their business, financial condition, and results of operations as the requesting Holder or purchaser of such Warrants requests in order to comply with Rule 144A, as amended, and the antifraud provisions of the federal and state securities laws.

The Company hereby represents and warrants to any such requesting Holder and any prospective purchaser of Warrants or Warrant Shares from such Holder that the information provided by the Company pursuant to this Section 7.10 will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.

         7.11 Limitations on Subsequent Registration Rights. Until (i) a Qualified Liquidity Milestone, (ii) a Qualified Liquidation Event or (iii) the repayment of any and all Senior Obligations owed to such Purchaser and the sale in excess of 80% of such Purchaser's Warrant Shares from and after the date of this Agreement or until the provisions of Section 7.04 are applicable, the Company will not, without the prior written consent of the Holders of a majority of the outstanding Registrable Securities, enter into any agreement with any holder or prospective holder of any securities of the Company that would allow such holder or prospective holder (a) to include such securities in any registration filed under Section 7.01, unless under the terms of such agreement, such holder or prospective holder may include such securities in any such registration only to the extent that the inclusion of its securities will not reduce the amount of the Registrable Securities of the Holders that is included or (b) to make a demand registration that could result in such registration statement being declared effective prior to the effectiveness of the first registration statement effected under Section 7.01 or within one hundred twenty
(120) days of the effective date of any registration effected pursuant to
Section 7.01.

         7.12 Right to Delay a Demand Registration. If, at the time of any request to register Registrable Securities hereunder, the Company is preparing a registration statement for a Public Offering (other than a registration effected solely to implement an employee benefit plan or a transaction to which Rule 145 of the Commission is applicable) and such registration statement in fact is filed and becomes effective within ninety (90) days after the request, then the Company may at its option delay such request for a period not more than in excess of one hundred twenty (120) days from the effective date of such offering or the date of commencement of such other activity, as the case may be. Such right to delay shall be exercised by the Company not more than once in any twelve (12) month period. Nothing in this
Section 7.12 shall preclude a Holder of Registrable Securities from enjoying registration rights which it might otherwise possess under this Article 7.

         7.13 Indemnification by Holders of Registrable Securities. Each Holder of any Registrable Securities shall, by acceptance thereof, indemnify and hold harmless each other holder of any Registrable Securities, the Company, its directors and officers, each above-described underwriter who contracts with the Company or its agents and each other Person, if any, who controls the Company or such underwriter, against any liability, joint or several, to which any such other Holder, the Company, underwriter or any such director or officer of any such Person may become subject under the Securities Act or any other statute or at common law, if such liability (or actions in respect hereof) arises out of or is based upon (i) the disposition by such Holder of such Registrable Securities in violation of the provisions of this Article VII, (ii) any alleged untrue statement of any material fact contained in any registration statement under which securities were registered under the Securities Act at the request of such Holder, any preliminary prospectus or final prospectus contained therein, or any amendment or supplement thereto, or (iii) any alleged omission to state therein a material fact required to be stated therein or necessary to make statement(s) therein not misleading. Notwithstanding any other provision of this Section, the indemnification rights set forth in this Section shall be given in the case of clause (ii) or (iii) only if such alleged untrue statement or alleged omission supplement thereto was made (1) in reliance upon and in conformity with information furnished to the Company by such Holder expressly stated for use therein, and (2) not based on the authority of an expert as to whom the holder had no reasonable ground to believe, and did not believe, that (A) the statements made on the authority of such expert were untrue or (B) there was an omission to state a material fact. Such Holder shall reimburse the Company, such underwriter or such director, officer, other Person or other Holder for any reasonable legal fees incurred in investigating or defending any such liability; provided, however, that no Holder of Registrable Securities shall be required to indemnify any Person against any liability arising from any untrue or misleading statement or omission contained in any prospectus or for any liability which arises out of the failure of any Person to deliver a prospectus as required by the Securities Act; and provided further, that the obligations of such Holder of Registrable Securities for the indemnity hereunder shall be limited to an amount equal to the net proceeds received by such Holder of Registrable Securities upon disposition thereof and shall not extend to any settlement of claims related thereto without the express written consent of such Holder of Registrable Securities, which consent shall not be unreasonably withheld.

                                  ARTICLE VIII
                                    DIRECTORS

         8.01 Voting Agreement. To ensure compliance with this Article VIII, the Shareholder hereby irrevocably covenants and agrees to vote, or give or withhold consent with respect to, all shares of Capital Stock now owned or later acquired by them, all in accordance with the terms of this Article VIII. The agreement to vote contained in this Article VIII will expire on the earlier to occur of (a) the day prior to maximum period permitted under applicable law, (b) the date Purchaser and Affiliates (with respect to such Purchaser) cease to hold 20% of Warrants or Warrant Shares purchased at Closing or (c) the occurrence of a Qualified Liquidity Event or Qualified Liquidity Milestone. A counterpart of this Agreement will be deposited with the Company at its principal place of business or registered office and will be subject to the same right of examination by a shareholder of the Company, in person or by agent or attorney, as are the books and records of the Company.

         8.02 Board of Directors. Until the expiration of the agreement to vote in this Article VIII, subject to applicable state law, Seacoast and Pacific shall be entitled to designate one (1) member to the Company's Board of Directors (the "Purchaser Directors"). Neither Seacoast nor Pacific shall have the obligation to designate a member to the Company's Board of Directors. The Shareholder shall (i) vote all shares of Capital Stock now owned or later acquired by such Shareholder (the "Voting Shares") at all regular and special meetings of the stockholders of the Company called or held for the purpose of filling positions on the Board of Directors, and in each written consent executed in lieu of such a meeting of stockholders, and each Shareholder shall take all actions otherwise necessary, to ensure (to the extent within such Shareholder's collective control) the election to the Board of Directors of the Purchaser Directors and (ii) not vote their Voting Shares for the removal of any Purchaser Director unless requested by the Purchaser party that designated such Purchaser Director. Any Purchaser Director vacancy created or existing on the Company's Board of Directors shall be filled by a successor Purchaser Director who shall be elected in a manner by which his or her predecessor was elected or entitled to be elected as provided above if so requested by the applicable Purchaser party.

         Subject to the confidentiality provisions set forth in Section 11.17, the Company will deliver to each Purchaser a copy of the minutes of and all materials distributed at or prior to all meetings of the Board of Directors (including the executive committee thereof) or shareholders of the Company, certified as true and accurate by the Secretary of the Company, promptly following each such meeting. The Company will (a) permit Holders to designate three (3) persons to attend all meetings of the Company's Board of Directors (including executive committee meetings) (so long as Pacific, Tangent and Seacoast are Holders each of them shall be permitted to designate one (1) person) unless in the case of Seacoast or Pacific they have a representative as a member of the Board of Directors, (b) provide such designees not less than fourteen (14) calendar days' actual notice of all regular meetings and of all special meetings of the Company's Board of Directors (including the executive committee thereof) or shareholder, (c) permit such designees to attend such meetings as an observer and (d) provide to such designees a copy of all materials distributed at such meetings or otherwise to the Board of Directors of the Company. Such meetings shall be held in person at least quarterly, and the Company will cause its Board of Directors to call a meeting at any time upon the request of either Seacoast or Pacific not more than two (2) occasions per calendar year upon fourteen (14) calendar days' actual notice to the Company. The Company agrees to reimburse each individual referred to in Subsection (c) above for all reasonable expenses incurred in traveling to and from such meetings and attending such meetings. All actions that may be taken at a duly called Board meeting likewise may be taken by unanimous written consent of each Board member, which consent, if signed by Seacoast or Pacific either as a Board member or observer shall be deemed effective upon such signing whether or not the relevant number of advance days' notice has been given as required if a meeting had been held in lieu of written consent.

                                   ARTICLE IX
                    REPRESENTATIONS AND WARRANTIES; COVENANTS

         9.01 Representations and Warranties and Covenants of the Company. Each of the representations and warranties set forth in Section 3.01 of the Warrant Agreement and each of the covenants set forth in Article IV of the Warrant Agreement are hereby restated and incorporated by reference in this Agreement as though set forth in this Agreement, and is made by the Company as made in the Warrant Agreement for the benefit of Purchaser.

         9.02 Representations and Warranties of Purchaser. Each of the representations and warranties of Purchaser set forth in Section 3.02 of the Warrant Agreement and Article III of the Note Agreement is hereby restated and incorporated by reference in this Agreement as though set forth in this Agreement, and is made by Purchaser as representations and warranties of Purchaser hereunder for the benefit of the Company.

         9.03 Covenants of Shareholder. The Shareholder agrees that they shall take all reasonable shareholder action necessary to permit or enable the Company to comply with the Company's obligations to the Holder under Article II, Article IV and Article VI of the Warrant Purchase Agreement (provided that any costs and expenses relating thereto shall be borne by the Company), and that they shall refrain from taking any action that would restrict or impair the Company's power or ability to comply therewith.

                                    ARTICLE X
                                   CONDITIONS

         The obligations of Purchaser to effect the transactions contemplated by this Agreement are subject to the following conditions:

         10.01 Note Agreement and Warrant Agreement Conditions. All of the conditions precedent to the obligations of Purchaser under the Note Agreement and the Warrant Agreement shall have been satisfied in full or waived.

         10.02 Proceedings. All proceedings taken in connection with the transactions contemplated by this Agreement, and all documents necessary to the consummation thereof, will be reasonably satisfactory in form and substance to Purchaser and its counsel, and Purchaser and its counsel will have received copies (executed or certified as may be appropriate) of all documents, instruments, and agreements that Purchaser or its counsel may request in connection with the consummation of such transactions.

                                   ARTICLE XI
                                  MISCELLANEOUS

         11.01 Indemnification. In addition to any other rights or remedies to which Purchaser and the Holders may be entitled, the Company agrees to and will indemnify and hold harmless Purchaser, the Holders, and their Affiliates and their respective successors, assigns, officers, directors, employees, attorneys, and agents (individually and collectively, an "Indemnified Party") from and against any and all losses, claims, obligations, liabilities, deficiencies, diminutions in value, penalties, causes of action, damages, out-of-pocket costs, reasonable attorneys' fees, and expenses including, without limitation, costs and expenses of investigation and defense, attorneys' fees and expenses including, without limitation, those arising out of the sole or contributory negligence of any Indemnified Party, that any Indemnified Party may suffer, incur, or be responsible for, arising or resulting from any misrepresentation, breach of warranty, or nonfulfillment of any agreement on the part of the Company, the Company, or the Shareholder under this Agreement, the Warrant Agreement, or under any other agreement to which the Company or the Shareholder is a party in connection with the transactions contemplated by this transaction, or from any misrepresentation in or omission from any certificate or other instrument furnished or to be furnished by the Company or the Shareholder to Purchaser or the Holders under this Agreement. The foregoing indemnification includes any such claims, actions, damages, costs and expenses incurred by reason of the sole or contributory negligence of the Person to be indemnified, but excludes any of the same incurred by reason of such Person's gross negligence or willful misconduct.

         11.02 Default. It is agreed that a violation by any party of the terms of this Agreement cannot be adequately measured or compensated in money damages, and that any breach or threatened breach of this Agreement by a party to this Agreement would do irreparable injury to the nonbreaching party. It is, therefore, agreed that in the event of any breach or threatened breach by a party to this Agreement of the terms and conditions set forth in this Agreement, the nondefaulting party will be entitled, in addition to any and all other rights and remedies that it may have in law or in equity, to apply for and obtain injunctive relief requiring the defaulting party to be restrained from any such breach, or threatened breach or to refrain from a continuation of any actual breach.

         11.03 Integration. This Agreement, the Note Agreement and the Warrant Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all previous written, and all previous or contemporaneous oral, negotiations, understandings, arrangements, and agreements. This Agreement may not be amended or supplemented except by a writing signed by the Company, the Shareholder, and each Holder.

         11.04 Headings. The headings in this Agreement are for convenience and reference only and are not part of the substance of this Agreement. References in this Agreement to Sections and Articles are references to the Sections and Articles of this Agreement unless otherwise specified.

         11.05 Severability. The parties to this Agreement expressly agree that it is not their intention to violate any public policy, statutory or common law rules, regulations, or decisions of any governmental or regulatory body. If any provision of this Agreement is judicially or administratively interpreted or construed as being in violation of any such policy, rule, regulation, or decision, the provision, section, sentence, word, clause, or combination thereof causing such violation will be inoperative (and in lieu thereof there will be inserted such provision, sentence, word, clause, or combination thereof as may be valid and consistent with the intent of the parties under this Agreement) and the remainder of this Agreement, as amended, will remain binding upon the parties to this Agreement, unless the inoperative provision would cause enforcement of the remainder of this Agreement to be inequitable under the circumstances.

         11.06 Notices. Whenever it is provided herein that any notice, demand, request, consent, approval, declaration, or other communication be given to or served upon any of the parties by another, such notice, demand, request, consent, approval, declaration, or other communication will be in writing and will be deemed to have been validly served, given, or delivered (and "the date of such notice" or words of similar effect will mean the date) five (5) days after deposit in the United States mails, certified mail, return receipt requested, with proper postage prepaid, or upon receipt thereof (whether by non-certified mail, telecopy, telegram, express delivery, or otherwise), whichever is earlier, and addressed to the party to be notified as follows:

         If to the Purchaser, at         Seacoast Capital Partners Limited
                                         Partnership
                                         One Sansome Street, Suite 2100
                                         San Francisco, California 94104
                                         Attention: Jeffrey J. Holland
                                         Fax: (415) 956-1459

                                         Seacoast Capital Partners Limited
                                         Partnership
                                         c/o Seacoast Capital Corporation
                                         55 Ferncroft Road
                                         Danvers, Massachusetts  01923
                                         Attention:  Walt Leonard
                                         Fax: (508) 750-1301

                                         Pacific Mezzanine Fund, L.P.
                                         2200 Powell Street, Suite 1250
                                         Emeryville, California 94608
                                         Attention: Dave Woodward
                                         Fax: (510) 595-9801

                                         Tangent Growth Fund, L.P.
                                         1 Union Square
                                         180 Geary Street, Suite 500
                                         San Francisco, California  94108
                                         Attention: Mark P. Gilles
                                         Fax:  (415) 392-1928

         with courtesy copies to:        Patton Boggs LLP
                                         2200 Ross Avenue, Suite 900
                                         Dallas, Texas 75201
                                         Attention: Charles P. Miller, Esq.
                                         Fax: (214) 871-2688

         If to the Company, at           ValueStar Corporation
                                         1120A Ballena Boulevard
                                         Alameda, California 94501
                                         Attention: Jim Stein
                                         Fax:  (510) 814-9319

         with courtesy copies to:        Bay Venture Counsel, LLP
                                         1999 Harrison Street, Suite 1300
                                         Oakland, California 94612
                                         Attention: Bruce Johnson, Esq.
                                         Fax: (510) 834-7440

         If to the Shareholder, at:      James Stein
                                         ValueStar, Inc.
                                         7009 Baker Lane
                                         Sebastopol, California  954724501
                                         Fax:  (707) 824-1370

                                         James A. Barnes
                                         9029 Opus Drive
                                         Las Vegas, Nevada 89117
                                         Fax: (702) 254-4212

                                         Jerry E. Polis
                                         980 American Pacific Drive, Suite 111
                                         Henderson, Nevada 89014
                                         Fax: (702) 737-6900


or to such other address as each party may designate for itself by like notice. Notice to any Holder other than Purchaser will be delivered as set forth above to the address shown on the stock transfer books of the Company or the Warrant Register unless such Holder has advised the Company in writing of a different address to which notices are to be sent under this Agreement.

         Failure or delay in delivering the courtesy copies of any notice, demand, request, consent, approval, declaration, or other communication to the persons designated above to receive copies of the actual notice will in no way adversely affect the effectiveness of such notice, demand, request, consent, approval, declaration, or other communication.

         No notice, demand, request, consent, approval, declaration, or other communication will be deemed to have been given or received unless and until it sets forth all items of information required to be set forth therein pursuant to the terms of this Agreement.

         11.07 Successors. This Agreement will be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.

         11.08 Remedies. The failure of any party to enforce any right or remedy under this agreement, or to enforce any such right or remedy promptly, will not constitute a waiver thereof, nor give rise to any estoppel against such party, nor excuse any other party from its obligations under this Agreement. Any waiver of any such right or remedy by any party must be in writing and signed by the party against which such waiver is sought to be enforced.

         11.09 Survival. All warranties, representations, and covenants made by any party in this

Agreement or in any certificate or other instrument delivered by such party or on its behalf under this Agreement will be considered to have been relied upon by the party to which it is delivered and will survive the Closing Date, regardless of any investigation made by such party or on its behalf. All statements in any such certificate or other instrument will constitute warranties and representations under this Agreement.

         11.10 Fees. Any and all fees, costs, and expenses, of whatever kind and nature, including attorneys' fees and expenses, incurred by the Holders in connection with the defense or prosecution of any actions or proceedings arising out of or in connection with this Agreement will, to the extent provided in this Agreement, be borne and paid by the Company within ten (10) days of demand by the Holders.

         11.11 Counterparts. This Agreement may be executed in any number of counterparts, which will individually and collectively constitute one agreement.

         11.12 Other Business. It is understood and accepted that Purchaser, the Initial Holder, the Holders, and their Affiliates have interests in other business ventures that may be in conflict with the activities of the Company and that nothing in this Agreement will limit the current or future business activities of such parties whether or not such activities are competitive with those of the Company. The Company and the Shareholder agree that all business opportunities in any field substantially related to the business of the Company will be pursued exclusively through the Company.

         11.13 CHOICE OF LAW. THIS AGREEMENT HAS BEEN EXECUTED, DELIVERED, AND ACCEPTED BY THE PARTIES AND WILL BE DEEMED TO HAVE BEEN MADE IN THE STATE OF CALIFORNIA AND WILL BE INTERPRETED AND THE RIGHTS OF THE PARTIES DETERMINED IN ACCORDANCE WITH THE LAWS OF THE UNITED STATES APPLICABLE THERETO AND THE INTERNAL LAWS OF THE STATE OF CALIFORNIA APPLICABLE TO AN AGREEMENT EXECUTED, DELIVERED AND PERFORMED THEREIN WITHOUT GIVING EFFECT TO THE CHOICE-OF-LAW RULES THEREOF OR ANY OTHER PRINCIPLE THAT COULD REQUIRE THE APPLICATION OF THE SUBSTANTIVE LAW OF ANY OTHER JURISDICTION.

         11.14 Nominees for Beneficial Owners. In the event that any Registrable Securities are held by a nominee for the beneficial owner of such Registrable Securities, the beneficial owner of Registrable Securities may, at its election, be treated as the Holder of such Registrable Securities for purposes of any request or other action by any Holder or Holders of Registrable Securities pursuant to this Agreement or any determination of any number or percentage of shares of Registrable Securities held by any Holder or Holders of Registrable Securities contemplated by this Agreement. If the beneficial owner of any Registrable Securities so elects, the Company may require assurances reasonably satisfactory to it of such owner's beneficial ownership of such Registrable Securities. In no event will a Holder be required to exercise the Warrant as a condition to the registration of such Warrant or Registrable Securities thereunder.

         11.15 Fiduciary Duties. The Company acknowledges and agrees that, for so long as any Warrant is outstanding and regardless of whether the Holder has exercised any portion of its Warrants, (a) the officers and directors of the Company will owe the same duties (fiduciary and otherwise) to the Holder as are owed to a stockholder of the Company and (b) the Holder will be entitled to all rights and remedies with respect to such duties or that are otherwise available to a stockholder of the Company under the General Corporation Law of the jurisdiction in which the Company is organized, as amended from time to time.

         11.16 Duties Among Holders. The provision relating to actions of the Holders under the definition of Holder in the Warrant Agreement are incorporated herein by reference.

         11.17 Confidentiality. Each Holder agrees to keep confidential any information delivered by the Company to such Holder under this Agreement that the Company clearly indicates in writing to be confidential information; provided, however, that nothing in this Section 11.17 will prevent such Holder from disclosing such information (a) to any Affiliate of such Holder or any actual or potential purchaser, participant, assignee, or transferee of such Holder's rights or obligations hereunder that agrees to be bound by the terms of this Section 11.17, (b) upon order of any court or administrative agency, (c) upon the request or demand of any regulatory agency or authority having jurisdiction over such Holder, (d) that is in the public domain, (e) that has been obtained from any Person that is not a party to this Agreement or an Affiliate of any such party without breach by such Person of a confidentiality obligation known to such Holder, (f) if necessary and only to the extent necessary for the exercise of any remedy under this Agreement, or (g) to the certified public accountants for such Holder. The Company agrees that such Holder will be presumed to have met its obligations under this Section 11.17 to the extent that it exercises the same degree of care with respect to information provided by the Company as it exercises with respect to its own information of similar character.


            [THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first above written.


                                    COMPANY:

                                    VALUESTAR CORPORATION


                                    By:
                                       ----------------------------------------
                                    Name:  James Stein
                                    Its:   President and Chief Executive Officer


                                    SHAREHOLDER:



                                    -------------------------------------------
                                    James Stein



                                    -------------------------------------------
                                    James A. Barnes, individually, as President of Sunrise Capital, Inc. and General Partner of Tiffany Investments, and as General Partner of Tiffany Investments Limited Partnership



                                    -------------------------------------------
                                    Jerry E. Polis, individually, as President of Davric Corporation and Trustee of the Jerry E. Polis Family Trust

                                    PURCHASER:

                                    SEACOAST CAPITAL PARTNERS LIMITED
                                    PARTNERSHIP


                                         By:  Seacoast Capital Corporation,
                                              its general partner

                                         By:
                                            -----------------------------------
                                         Name:  Jeffrey J. Holland
                                         Its:   Vice President



                                    PACIFIC MEZZANINE FUND, L.P.

                                         By:  Pacific Private Capital
                                              its general partner

                                         By:
                                            -----------------------------------
                                         Name:  David Woodward
                                         Its:   General Partner


                                    TANGENT GROWTH FUND, L.P.

                                          By: Tangent Fund Management, LLC
                                              its general partner

                                          By:
                                             ----------------------------------
                                          Name:  Mark P. Gilles
                                          Its:   Vice President

                                  SCHEDULE 7.13